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                                                                    Exhibit 23.1




                        CONSENT OF KPMG PEAT MARWICK LLP

The Board of Directors
Butler Manufacturing Company

         We consent to the incorporation by reference in the registration statement on Form S-3 of Butler Manufacturing Company of our report dated February 3, 1997, relating to the consolidated balance sheets of Butler Manufacturing Company as of December 31, 1996, and December 31, 1995, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the three fiscal years ended December 31, 1996, which report appears in the 1996 Annual Report on Form 10-K of Butler Manufacturing Company, and to the reference to our firm under the heading "Experts" in the prospectus.



                             s/KPMG Peat Marwick LLP

                               KPMG Peat Marwick LLP